EXHIBIT 10.21

Axion International Holdings, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, New Jersey

September 12, 2009

Mr. Bradley C. Love
11259 Sommersworth Court
Potomac Falls, Virginia  20165

Dear Mr. Love:

This letter shall serve as an Engagement Agreement (the “Agreement”) pursuant to which Axion International Holdings, Inc. (the '"Company", “we” or “us”) engages you (''Consultant") to render specified professional and senior business development services.

1. Engagement: The Company hereby engages Consultant, and Consultant agrees to assist the Company to:  (A) consult with Company management on potential customers for Company products in the U.S. and internationally; (B) promote the Company and its products to potential investors, and; (C) identify potential strategic partners, acquisition opportunities and joint venture partners for the expansion and development of the Company’s business and products.  The Consultant shall report directly to the President and/or the Chief Executive Officer

2. Term: This Agreement shall commence as of September 1, 2009, and shall continue for the next six months, and be renewable for up to five years (the "Term").  This Agreement may only be terminated upon the mutual agreement of the parties. In the event the Consultant terminates this Agreement on an ex parte basis, without the written consent of the Company, the “Warrant”, identified below, shall automatically terminate.

3. Compensation: In appreciation of Consultant’s agreement to serve as a consultant to the Company, the Company shall issue to Consultant a common stock purchase warrant to purchase up to Three Hundred Sixty Thousand (360,000) common shares of the Company per year, subject to the terms and conditions set forth therein, at the exercise price of $.90 per share and exercisable over a five-year period, a copy of which is annexed hereto as Exhibit A (the “Warrant”).

4. Assignment: Consultant may not assign any of his rights, duties or obligations under this Agreement without the prior written consent of the Company.

5. Consultant Representations: Consultant agrees and represents: (a) that he is an independent contractor and not an employee or agent of the Company and that in acting pursuant to this engagement he will not legally bind or obligate the Company in any manner whatsoever; and (b) that the execution and delivery of his performance under this Agreement shall not violate or breech any agreement, contract or obligation currently in existence between the Consultant and any third party. In addition, the Consultant represents to the Company with respect to the Warrants and the common shares underlying them that:

(A)           Consultant is acquiring the Warrant for his own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”);

(B)           Consultant understands that neither the Warrant nor the common shares underlying the Warrant have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Consultant indefinitely, and that the Consultant must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration;

(C)           Consultant is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase and acceptance of the Warrant and of protecting his interests in connection therewith, and;

(D)           Consultant is able to bear the economic risk of the entire loss of any and all value and economic benefits of the Warrant.

6. Reimbursement of Expenses. The Company will reimburse Consultant for all pre-approved in writing reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation of an itemized account of such expenditures, in accordance with Company practices and pertinent IRS regulations.

7. Confidentiality and Non-Compete: Except as contemplated by the terms hereof or as required by applicable law, Consultant shall keep confidential during the Term and for a period of twenty-four months thereafter all non-public information provided to Consultant by the Company, and shall not disclose such information to any third party, other than such of Consultant’s partners, employees and advisors as Consultant determines to have a need to know and shall not use any such information for any purpose other than the purpose of performing Consultant’s services for the Company as herein contemplated. In addition, Consultant hereby agrees not to compete, either directly or indirectly as a shareholder, employee or independent contractor of another company or entity, with the Company in the field of recycled products or building materials that could reasonably compete with the products of the Company or solicit any of the Company's customers or employees to leave the Company during the Term and for a period of twenty-four months thereafter.

8. Short Position: During the term of this engagement and for a period of twenty-four months thereafter, Consultant will not maintain a net short position at any time in the Company's shares. This net position includes freely trading shares and any preferred shares and warrants on an "as converted" basis.

9. Agreement: This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New Jersey, and this letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New Jersey. Any legal action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in either  the Superior Court, Somerset County, State of New Jersey or in the United States District Court for the State of New Jersey, and the parties hereby expressly submit to the personal jurisdiction of said courts. Consultant acknowledges that a material part of the consideration upon which the Company is relying to enter into this Agreement is the Consultant’s promises made in Paragraphs 7, 8 and this Paragraph 9 and that if Consultant breached such promise or promises the Company would suffer immediate and irreparable harm of a unique nature that could not be determined in liquidated damages. Accordingly, Consultant agrees that in the event he breaches or threatens to breach any of these promises the Company may obtain an injunction against any such breach or threat of breach in any one of the above identified New Jersey courts.

10. Complete Agreement; Survival: This Agreement supersedes and replaces any and all prior consulting agreements, oral or written, between the parties.

The parties hereby agree that their promises made in Paragraphs 7, 8, 9 and 11 shall survive any termination of this Agreement.

11. Indemnification. The Consultant and the Company hereby agree to defend one another and to indemnify each other from and against any liability of any nature whatsoever that may arise out of or as a result of any material misrepresentations or omissions made in connection with the services rendered under the terms of this Agreement made by either the Consultant or the Company, as the case may be (the “Indemnifying Party”). By this indemnification, the Indemnifying Party shall pay, on demand, to the other party (the “Indemnified Party”) any and all costs, expenses, judgments, fines, including reasonable attorney’s fees, incurred during any administrative proceeding or legal process instituted against either the Company or the Consultant whose material allegations include a claim or claims that the Indemnifying Party made a material misrepresentation or omission in connection with the conduct of the services rendered under this Agreement.

If the foregoing correctly sets forth the understanding and agreements between the Company and Consultant, Consultant shall indicate so by signing in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.
This Agreement is subject to approval by the Company's Board of Directors.

Axion International Holdings, Inc.

By:  /s/ James J. Kerstein

James J. Kerstein
CEO

Agreed to:

/s/ Bradley C. Love

Bradley C. Love

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Issuance Date: as of September 1, 2009	Number: 040

AXION INTERNATIONAL HOLDINGS, INC.
PURCHASE WARRANT

WARRANT (“WARRANT”) TO PURCHASE SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE

This is to certify that, FOR VALUE RECEIVED, Bradley Love, (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Axion International Holdings, Inc., a Colorado corporation, having its principal place of business at 180 South Street, Suite 104, New Providence, NJ 07974  (the “Company”), , a total of three hundred sixty thousand (360,000) shares (“Warrant Shares”) of Common Stock, no par value (“Common Stock”) of the Company, at an initial exercise price per share of $0.90.  The exercise price in effect from time to time is hereafter called the “Warrant Price”.  The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.  The Warrant shall become vested and exercisable in accordance with the vesting schedule below, provided that the Engagement Agreement between the Warrantholder and the Company has not terminated prior to the Exercise Date.  The Warrant shall not be exercisable later than 5:00 P.M., Eastern time, on September 1, 2014 (“Expiration Date”).

Number of Shares	Vesting Date (“Exercise Date”)
72,000	August 31, 2010
72,000	August 31, 2011
72,000	August 31, 2012
72,000	August 31, 2013
72,000	August 31, 2014

Section 1.                 Registration.  The Company shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.                 Transfers.  Subject to compliance with any applicable securities law, the Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions for transfer upon any such transfer, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.                  Exercise of Warrant.  (a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time on and after the Exercise Date and ending on the Expiration Date, upon surrender of the original of this Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the “Exercise Agreement”), to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Warrant Price for the Warrant Shares specified in the Exercise Agreement.  The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder’s designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement and original of this Warrant, together with the applicable Warrant Price for the Warrant Shares, shall have been delivered to the Company (or such later date as may be specified in the Exercise Agreement).  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof promptly, after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.
(b)   The Warrantholder may, at its election exercised in its sole discretion, exercise this Warrant and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Warrant Price for the Warrant Shares specified in the Exercise Agreement, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):
Net Number = ((A x B) - (A x C))/B
For purposes of the foregoing formula:
A= the total number of shares with respect to which this Warrant is then being exercised.
B= the Closing Sale Price of the Common Stock on the trading day immediately preceding the date of the Exercise Agreement.
C= the Warrant Price then in effect at the time of such exercise.

Section 4.                 Compliance with the Securities Act of 1933.  Neither this Warrant nor the Common Stock issued upon exercise hereof nor any other security issued or issuable upon exercise of this Warrant may be offered or sold except as provided in this Warrant and in conformity with the Securities Act, as amended, and then only against receipt of an agreement of such person to whom such offer of sale is made to comply with the provisions of this Section 4 with respect to any resale or other disposition of such security.  The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5.                 Payment of Taxes.  The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued.  The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

Section 6.                 Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

Section 7.                 Reservation of Common Stock.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved, out of the authorized and unissued Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein).  The Company agrees that all Warrant Shares issued upon exercise of the Warrant in accordance with its terms shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8.                 Warrant Price.  The Warrant Price, subject to adjustment as provided in Section 9, shall be payable in lawful money of the United States of America.

Section 9.                 Adjustment of Warrant Exercise Price and Number Of Shares.  The Warrant Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:
(a)           If the Company or any of its subsidiaries shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event.  Such adjustment shall be made successively whenever any event listed above shall occur.
(b)           If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been